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                                                  One Sun Life Executive Park
                                                  Wellesley Hills, MA 02481
[LOGO] SUN LIFE
       OF CANADA (U.S.)                           Tel: (781) 237-6030


                     Variable Life Insurance Supplement And
                             Commission Schedule

This Variable Life Insurance Supplement and Commission Schedule
("Supplement")is entered into by and among:

Sun Life Assurance Company of Canada (U.S.)(Sun Life of Canada (U.S.), a Delaware corporation; Clarendon Insurance Agency, Inc. ("Clarendon"), a registered broker-dealer with the Securities and Exchange Commission under the Securities Act of 1934 and a member of the National Association of Securities Dealers, Inc. ("NASD"); ____________________ ("Broker-dealer"), also a registered broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc.; and ___________________ ("General Agent").

This Variable Life Insurance Supplement ("Supplement") and the attached Commission Schedule, amend and form a part of that certain Broker-dealer Supervisory and Service Agreement ("Distribution Agreement"), dated __________________ (and incorporated herein). All capitalized terms used in this Supplement shall carry the meaning assigned in the Distribution
Agreement and the parties to this Supplement hereby adopt and agree to all provisions of said Distribution Agreement, as amended by this Supplement. This Supplement adds the variable life insurance product(s) offered by Sun Life of Canada (U.S.), as listed on the attached Commission Schedule (which may be amended, from time to time, by Sun Life of Canada (U.S.) as set forth in the Distribution Agreement). In conjunction with the availability of such products, the parties hereby confirm that "suitability" requirements, whether arising from federal securities law (including NASD) or state insurance law, shall be, respectively, the compliance responsibility of Broker-dealer and General Agent within their respective supervisory responsibilities as more particularly set forth in the Distribution Agreement; and, in connection therewith, Broker-dealer and General Agent hereby represent to Sun Life of Canada (U.S.) and Clarendon that no recommendation shall be made by them (or any sub-agent under their supervision) to any applicant to purchase a variable life insurance policy unless they have reasonable grounds to believe that the purchase of such policy is suitable for that applicant, after reasonable inquiry of the applicant concerning such relevant matters as the applicant's insurance and investment objectives, financial situation and needs, together with such other relevant information as may be required under applicable law or by Sun Life of Canada (U.S.) from time to time.

General Agent, as a general agent of Sun Life of Canada (U.S.), is authorized to solicit sales of the Insurance and Annuity Plans (the "Plans") described in said Distribution Agreement, including the variable life insurance product(s) referenced in this supplement, through the sub-agents appointed by it. General Agent is responsible for the selection and appointment of sub-agents and General Agent agrees to fulfill all requirements set forth in the General Letter of Recommendation attached as Exhibit A to the Distribution Agreement. General Agent and all such sub-agents shall be duly licensed under the applicable insurance laws to sell the Plans by the proper authorities within the applicable jurisdictions where Sun Life of Canada (U.S.) is duly authorized to conduct business. General Agent shall supervise all sub-agents appointed by it hereunder and General Agent shall be responsible, without regard to any technical distinction between this relationship and that which exists in law between principal and agent, for all acts and omissions of each sub-agent within the scope of the sub-agent's appointment at all times. General Agent shall exercise all responsibilities required by applicable state and federal law and regulation (including published rules and guidelines of the Office of the Controller of the Currency or state banking regulators, if applicable), other than those responsibilities which under applicable securities laws are the responsibility of Broker-dealer; provided however that Broker-dealer shall continue to have full responsibility under applicable securities laws for such sub-agents in their capacity as registered representatives, including by example, but without limitation, training and supervisory duties over such sub-agents. Broker-dealer hereby represents that all such sub-agents shall, at all times, be registered representatives associated with and supervised by Broker-dealer; and that all activities including maintenance of books and records shall be in compliance with the applicable terms and conditions of the No-action letter issued by the Securities and Exchange Commission staff to First of America Brokerage Services, Inc. (dated September 28, 1995).
All compensation payable in connection with the Plans shall

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be paid by Sun Life of Canada (U.S.) to the person entitled thereto, through
Broker-dealer or as otherwise required by law; provided that, upon termination of the Distribution Agreement all compensation shall cease, but General Agent shall continue to be liable for any chargebacks and any other amounts advanced by or otherwise due Sun Life of Canada (U.S.).

This Supplement shall be effective when signed by all the following parties to be effective as of ________________________________.


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
GENERAL AGENT


____________________________________________________        Clarendon Insurance Agency, Inc.
Licensed General Agent or Agency Name:                      Attn: Roy P. Creedon
                                                            One Sun Life Executive Park
Address: ___________________________________________        Wellesley Hills, MA 02481

____________________________________________________        CLARENDON INSURANCE AGENCY, INC.

Tax ID No.:_________________________________________        By /s/ Roy P. Creedon
                                                               -----------------------------
____________________________________________________           Roy P. Creedon, Secretary
Print Name and Title of Authorized Officer

By__________________________________________________
  Signature and Title of Authorized Officer     Date

                                                             Sun Life Assurance Company of Canada (U.S.)
                                                             Attn: Ellen B. King
____________________________________________________         One Sun Life Executive Park
NASD BROKER/DEALER                                           Wellesley Hills, MA 02481

                                                             SUN LIFE ASSURANCE COMPANY OF
Registered Name: ___________________________________           CANADA (U.S.)

Home/Office Address:________________________________         By /s/ Ellen B. King
                                                                ---------------------------------
____________________________________________________            Ellen B. King, Secretary


Tax ID. No.:________________________________________


____________________________________________________
Print Name and Title of Authorized Officer

By__________________________________________________
  Signature and Title of Authorized Officer    Date
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Type 4
6/99                                                                   SLPC5232